Exhibit 10.2

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made this 1st day of November, 2017 (the “Effective Date”).

BETWEEN:

(1)	Juniper Pharma Services, Limited (company number 3397582) whose registered office is at 8 Orchard Place, Nottingham Business Park, Nottingham, Nottinghamshire NG8 6PX (“the Company”); and
(2)	DR. NIKIN PATEL of 6 Sefton Drive, Mapperley Park, Nottingham, NG3 5ER (“you”).

IT IS AGREED as follows

1.	DEFINITIONS
1.1	In this agreement the following expressions have the meanings set out next to them

“the Company”,	Juniper Pharma Services, Limited of 8 Orchard Place, Nottingham Business Park, Nottingham, Nottinghamshire NG8 6PX.
“you”	Dr. Nikin Patel.
“Associated Employer”	As defined in the Employment Rights Act 1996.
“the Board”	means the board of directors of the Company for the time being.
“person”

Any individual, firm, partnership, association (whether incorporated or otherwise), private members club, company, corporation, joint venture, trust, organisation or other incorporated or unincorporated body (in each case whether or not having separate legal personality).

“the employment”	your employment under this agreement.
“Inventions”	The matters set out in sub-clause 25.1.
“Intellectual Property”

Patents, trade marks and service marks (whether registered or unregistered), rights in trade or business names, copyrights (including rights in computer software), registered and unregistered designs, design copyrights, design rights and rights in designs and moral rights (whether or not any of these are registered and including applications for registration of any such thing and renewals and extensions of them) capable of subsisting under English law and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

1.2	Words and expressions defined in the Companies Act 2006 will, unless they are otherwise defined in this agreement, or the context otherwise requires, bear the same meaning in this agreement.
2.	INTERPRETATION
2.1	In this agreement, the headings and table of contents are inserted for convenience only and do not affect its interpretation or construction.
2.2

In this agreement, references to clauses, sub-clauses and schedules are, unless otherwise stated, to clauses and sub-clauses of and schedules to this agreement. References to this agreement include clauses and sub-clauses of and schedules to this agreement.

2.3	In this agreement, unless the context does not so admit, references to the singular include the plural and vice versa.
2.4	In this agreement, unless the context does not so admit, references to the masculine, feminine or neuter include each of them.
2.5	In this agreement, references to statutes or to statutory instruments include all re-enactments, amendments, extensions or modifications of them and any regulations made under them.
2.6	In this agreement ‘writing’ or ‘written’ shall include any means of visible reproduction.
3.	Effective Date

This Agreement, if fully executed, shall become effective on the Effective Date.

4.	PERIOD CONTINUOUSLY EMPLOYED

For the purposes of the Employment Rights Act 1996 your period of continuous employment began on 1 October 1998. No employment with a previous employer shall count towards your period of continuous employment with the Company.

5.	FORMER AGREEMENTS
5.1

This agreement amends, supersedes, replaces and is in substitution for all previous employment agreements, whether oral or in writing, express or implied and whether of an employment nature or otherwise, between you and the Company, including without limitation the Employment Agreement dated September 12, 2013 between you and the Company. All subsisting agreements are terminated by mutual consent with immediate effect.

6.	JOB TITLE AND DESCRIPTION
6.1

You shall continue to be the President of the Company and the Chief Operating Officer of Juniper Pharmaceuticals, Inc. In circumstances where you are suspended, whether pursuant to clause 30 of this agreement or otherwise or at any time after either party has served notice to terminate the employment or otherwise purports to do so, the Company may, at its sole and absolute discretion, appoint any other person to carry out your duties and/or exercise any of your powers.

6.2

In addition to the duties which the position set out in clause 6.1 normally entails, you shall also carry out such duties as the Company or an Associated Employer may require you to perform from time to time.

6.3

The Company may require you, without additional remuneration, to perform such services or to take up any other position than that set out in clause 6.1, including but not limited to any services for or position with an Associated Employer, that the Company considers appropriate provided that any such requirement under this clause 6.3 will not place you in a position in which you would reasonably need to permanently relocate to comply with the requirement.

7.	PROMOTION AND PROTECTION OF THE EMPLOYER’S INTERESTS
7.1	You undertake to the Company and to any Associated Employer that during the employment you will:
7.1.1	faithfully, diligently and perform such duties and exercise such powers consistent with them as may be from time to time required of, assigned to or vested in you by the Company;
7.1.2	to obey the reasonable and lawful directions of the Company or directions given under the authority of the Company;
7.1.3	to comply with all rules, regulations, policies, statements and procedures from time to time issued by the Company;
7.1.4	to protect the Company and any Associated Employer from unnecessary or disproportionate risk;
7.1.5

to keep the Company at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Company or any Associated Employer and to provide such information, explanations, data and assistance in connection with it as the Company may require;

7.1.6	to use your best endeavours to promote and further the interests of the Company and any Associated Employer and to further the trade and business of the Company and any Associated Employer;
7.1.7

subject as hereinafter provided unless prevented by incapacity, illness of injury or with the prior agreement of the Company, devote, during normal working hours and such additional times as provided for at clause 9 below, the whole of your time, attention and skill to your duties and to the furtherance of the business and interests of the Company and any Associated Employer;

7.1.8	undertake such travel both within the United Kingdom and abroad as may be required by the Company from time to time in its sole and absolute discretion;
7.1.9	at all times comply with, abide by and accept the requirements or directions of any regulator;

7.1.10

avoid situations where your personal interests conflict with the interests of the Company or any Associated Employer or any of its or their customers and, if you believe that any such conflict of interest may exist, disclose the same to the Company without delay.

7.2	You undertake to the Company and to any Associated Employer that during the employment you will not:
7.2.1

do anything which may result in damage being caused to the Company’s interests, trade, business, or goodwill, to bring the Company into disrepute or which is prejudicial to the Company including without limitation making any untrue, misleading or disparaging statement in relation to the Company or any Associated Employer (or any of its or their employees or officers);

7.2.2

without the prior approval of the Board, either as principal, employee or agent carry on or be engaged, concerned or interested either directly or indirectly in any other trade, profession, business or occupation (including any public or private activity) or hold any directorship or other office in any company or other body whether incorporated or unincorporated;

7.2.3

without prejudice to the generality of clause 7.2.2 and without the prior approval of the Board, introduce to any other person business of a kind in which the Company is for the time being engaged or capable of becoming engaged or with which the Company is able to deal in the course of the business for the time being carried on or planned by the Company to be carried on;

7.2.4

without the Company’s prior written permission, have any financial benefit from contracts made by the Company with any person (including but not limited to any supplier to the Company or any Associated Employer);

7.2.5

without the Company’s prior written permission, receive or obtain directly or indirectly any commission, gift or other inducement in respect of any sale or purchase of any goods or services or other business transaction (whether procured by you or by someone else) effected by the Company or on the Company’s behalf;

7.2.6

without the Company’s prior written permission, hold any shares or securities or have any interest of any kind in any company (other than the Company or any Associated Employer) or other business organisation, save that you may hold not more than five per cent of the issued shares or other securities of any class of any one company which is not a competitor of the Company or any Associated Employer, where such shares or other securities are listed or dealt in on a recognised investment exchange in the United Kingdom or elsewhere, and are to be held by you for investment purposes only;

7.2.7	without the Company’s prior written permission take any preparatory steps to join a competitor of the Company or to set up in competition with the Company;

7.2.8	enter on the Company’s behalf and without the Company’s prior written consent into any obligation for the acquisition whether by lease or purchase of any land, building or premises;
7.2.9	give or agree to give on the Company’s behalf and without the Company’s prior written consent any debenture, mortgage or charge on any of the Company’s property;
7.2.10	after the termination of the employment represent yourself as being employed by or connected with the Company or any Associated Employer.
7.3

If you are in breach of any of the express or implied terms of this agreement you must immediately disclose the breach to the Company and must immediately inform the Company if you become aware of any misconduct or other breach of contract committed by any of the Company’s employees or directors.

7.4

To ensure that the Company’s property is not being used for improper purposes, the Company reserves the right to monitor and record all usage of the Company’s telephones, mobile phones, faxes and IT equipment and systems and to monitor incoming and outgoing communications including but not limited to retrieving and reviewing the contents of files, emails, messages and searches that have been made on the internet via the Company’s systems. You hereby give authority for the Company to do so.

7.5

You agree to comply with any rules, policies and procedures set out in the Company’s Employee Handbook from time to time. The Employee Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Employee Handbook, the terms of this agreement shall prevail.

8.	PLACE OF WORK
8.1	Your principal place of work will be 8 Orchard Place, Nottingham Business Park, Nottingham, Nottinghamshire NG8 6PX.
8.2

The Company may, however, require you to work at other locations (including overseas) in the performance of your duties provided that you may not without your agreement be required to work overseas for any consecutive period of more than four weeks.

9.	NORMAL HOURS OF WORK
9.1	Your normal hours of work will be 37.5 hours per week Monday to Friday.
9.2	You will also be required to work such additional hours as may be necessary for the performance of your duties.
9.3

Due to the autonomous nature of your role the duration of working time cannot be measured or monitored and, accordingly your employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

10.	REMUNERATION
10.1	Currently the Company pays you a basic salary at the rate £229,884 per annum (the base salary in effect from time to time, the “Base Salary”).
10.2	You will receive no additional pay for hours worked in excess of your normal hours of work.
10.3	Your salary will accrue from day to day but will not accrue on any day during which you are absent due to sickness or injury or for some other unauthorized reason.
10.4	Your salary will be payable in equal monthly instalments in arrears on or around the 28th day of each month or on such other day as may be notified to you by the Company from time to time.
10.5

Payment will be made by direct bank transfer and will be subject to such deductions as the Company may make for income tax, employee’s National Insurance contribution and any other taxes, social security contributions and withholdings as the Company may deduct.

10.6	Your salary shall be inclusive of any fees to which you may be entitled as a director or secretary of the Company or any Associated Employer if appointed as such.
11.	DISCRETIONARY BONUS
11.1

You may at the Company’s sole and absolute discretion be paid a bonus in accordance with this clause 11 and the Company’s discretionary bonus scheme in place from time to time. In considering any such bonus, the Company will, amongst other factors, consider your and the Company’s performance. If, in the absolute discretion of the Company, you meet the annual performance targets set for you and the Company has hit its targets, such bonus is likely to be 45% of your Base Salary, but whether a bonus is awarded, the bonus target and any bonus amount shall be determined by the Company in its absolute discretion. Such bonus may be greater than 45% of your Base Salary in circumstances where the Company considers, at its absolute discretion, that you have materially exceeded your annual performance targets. Any such bonus (if any) will never exceed 150% of your target Discretionary Bonus. Any such bonus may be paid to you at such intervals and subject to such conditions as the Company may in its sole and absolute discretion determine. The Company may in its sole and absolute discretion determine whether any such bonus is paid in cash or in some other form.

11.2

You will not be eligible for any bonus, or if a bonus has already been awarded but not paid, will not receive payment of any such bonus, if, on the date that bonuses are due to be paid, you are no longer employed by the Company or either you or the Company has served notice to terminate the employment.

11.3

If you receive any bonus or payment thereof under this clause 11 or otherwise, the receipt of the same shall not entitle you to receive any further bonus or payments thereof. You acknowledge and agree than any bonuses or payments thereof that you may receive under this clause 11 or otherwise shall be purely discretionary and shall not form part of your contractual remuneration and shall not be pensionable.

11.4

The Company may, in its absolute discretion, suspend or discontinue any bonus or the payment thereof at any time in relation to any person or persons, including you. The Company may, in its absolute discretion, impose, vary or remove any conditions in relation to any bonus or the payment thereof at any time, including but not limited to after the award of any bonus or any payment thereof, whether in whole or in part.

11.5

If the employment or this agreement is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of compensation for breach of contract, unfair dismissal or otherwise to any sum, or other benefit to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectations under or in relation to the Company’s discretionary bonus scheme.

12.	PENSIONS AND BENEFITS
12.1

The Company will pay 3% of your Base Salary, which is the current employer’s pension contribution, into your private pension plan, which currently is Crescent Trustees (the “Pension Plan”). The Pension Plan requires you to make an equal contribution or a lesser amount depending on the then-current limit on contributions.  You agree to notify the Company if you change your pension plan during your employment.

12.2

Any benefits arising under or in respect of the Pension Plan or any other such pension scheme will be payable by or under the authority of its trustees and the Company neither guarantees nor warrants any such payment.

12.3

You may participate in such benefits and benefit schemes as the Company may provide to employees of your seniority and status from time to time, if any, subject in all cases to the terms of the governing documents and policies in force from time to time. Your eligibility to participate in any such benefits and/or benefit schemes shall be subject to you meeting the relevant insurance provider’s eligibility criteria. The Company shall be entitled to change the provider of any benefits and/or benefit schemes, withdraw any such benefits and/or benefit schemes that may be provided from time to time and/or to amend the terms on which any benefit is and/or benefit schemes are provided without paying you any compensation. You acknowledge that as any benefits and/or benefit schemes that may be provided are insured arrangements, the payment and/or provision of any benefits whatsoever is subject to the discretion of the insurers and subject to the terms and conditions of the respective benefit and/or benefit scheme. The Company has no obligation to assist you in the advancement of any claim you may make, nor any obligation to make any payment to you should the insurer refuse to pay or provide any or all benefits whatsoever for whatever reason.

13.	CONTRACTING-OUT CERTIFICATE
13.1	There is no contracting-out certificate in force in relation to the employment.
14.	EXPENSES
14.1	The Company will reimburse you for all out of pocket expenses reasonably incurred in the proper performance of the Company’s duties.

14.2

Your entitlement to reimbursement in accordance with clause 14.1 above is conditional upon you providing the Company with such invoices, vouchers or other evidence as may be required by the Company and subject to you complying with such guidelines or regulations as the Company may from time to time issue in relation to the incurring and reimbursement of expenses.

15.	HOLIDAYS
15.1	The Company’s holiday year is from 1st January until 31st December each year.
15.2	You are entitled to eight public and Bank holidays which are New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday, Late Summer Bank Holiday, Christmas Day and Boxing Day.
15.3

In addition, you are entitled to 26 days paid holiday each holiday year. Where you are employed for only part of a holiday year, either on commencement or termination of the employment, you will be entitled to a pro-rated holiday entitlement based on the number of complete months worked in that holiday year.

15.4	All holiday is to be taken on days that are convenient to the Company, which are approved by the Company in writing.
15.5

You shall be entitled to carry forward up to 3 days’ holiday from any holiday year to the next holiday year with the prior written approval of the Company provided any such holiday carried forward is taken by 31 March in the next holiday year. No payment will be made for any holiday accrued but not taken in a holiday year or carried forward in accordance with this clause save in the year in which the employment terminates (see clause 15.6 below).

15.6

Upon termination of the employment, you will be entitled to a payment of one day’s salary (calculated at a daily rate of l/260ths of your annual basic salary) for each complete day of accrued but unused holiday entitlement at such termination but if at the termination date you have taken holiday in excess of your accrued holiday entitlement at that date, the Company will make a commensurate deduction from any salary payment (whether of salary, expenses or otherwise) to be made to you.

16.	ABSENCE FROM WORK
16.1

If you are absent from work for any reason and the absence has not previously been authorised by the Company you must notify the Company orally or in writing as soon as possible and in any event by 9.30 a.m. on the first day of absence and from then on you must keep the Company informed of your circumstances and your anticipated return to work. If you notify the Company orally, you must confirm the reasons for your absence in writing as soon as practicable.

16.2

You must report to the Company on the first day that you return to work after a period of absence for which you did not obtain approval prior to the absence from the Company. You will be required to state the dates of and reasons for your absence and will be provided with a form for that purpose.

16.3

If you are absent from work due to sickness or injury and your absence continues for more than seven days, you must provide a doctor’s certificate on the eighth day of absence. You must then provide a doctor’s certificate weekly.

17.	INCAPACITY PAY
17.1

If you are absent from work due to sickness or injury and comply with the requirements set out in this clause and clause 16, you will receive your salary at full rate for a maximum period of 3 months and thereafter two thirds of your salary for a maximum period of 3 months and thereafter half of your salary for a maximum period of 6 months of absence in aggregate in any period of 52 consecutive weeks. Any such payments are inclusive of any statutory sick pay entitlement. Any payment which the Company makes under this clause 17.1 may be varied or discontinued at any time at the Company’s sole and absolute discretion.

17.2

If your absence is or appears to be occasioned by the negligence, nuisance or breach of statutory duty by or on behalf of any person in respect of which compensation is or may be recoverable by you then all incapacity payments made by the Company will constitute loans to you. You must notify the Company immediately of any relevant circumstances, claim, compromise, settlement or judgment made or awarded in connection therewith and must give the Company all particulars of such matters as the Company may reasonably require. You must use all reasonable endeavours to recover (by way of settlement or otherwise) damages for loss of earnings over any period for which salary has been paid or shall be paid to you, keeping the Company informed of the commencement, progress and outcome of any such claim. If the Company so requires you must repay to the Company a sum as the Company may determine not exceeding:

17.2.1	the amount of compensation recovered by you under such claim, compromise, settlement or judgment in respect of lost earnings; or
17.2.2	the aggregate incapacity pay which you received from the Company less an amount equivalent to any statutory sick pay which the Company was obliged by law to pay to you.
17.3

Your eligibility to receive incapacity pay and/or statutory sick pay (see clause 18 below), or your receipt of any of the same, shall not affect the Company’s ability to terminate the employment and/or this agreement.

18.	STATUTORY SICK PAY
18.1

The Company operates the statutory sick pay scheme. You must co-operate in the maintenance of all necessary records. Any payment made to you during a period of sickness or injury will satisfy (or contribute to if it does not satisfy) any liability of the Company to make payment under the statutory sick pay scheme. For the purposes of the statutory sick pay scheme, your “qualifying days” are Monday to Friday.

19.	MATERNITY AND PARENTAL LEAVE
19.1	Your maternity, paternity and adoption leave and pay rights are according to statute.
19.2	Your parental leave rights are according to statute.

20.	COLLECTIVE AGREEMENTS

There are no collective agreements currently in force which directly or indirectly affect the employment.

21.	RIGHT TO REQUIRE A MEDICAL EXAMINATION
21.1

The Company may in its sole and absolute discretion require you to provide evidence, satisfactory to the Company, of any sickness or injury suffered by you and/or provide the Company with medical evidence of your fitness to return to work after any period of absence from work due to sickness or injury.

21.2

You must upon the Company’s request and at the Company’s expense undergo a medical examination by any registered medical practitioner nominated by the Company and, for the purposes of the Data Protection Act 1998 and any other applicable legislation:

21.2.1	you agree to give consent to such examination; and
21.2.2	you agree to give consent that a report may be published in relation to the examination and that the Company may have access to it.
22.	RIGHT TO SEARCH

The Company reserves the right to make searches of your person and personal property whilst on the Company’s premises or any premises from which the Company or any Associated Employer operates without prior notice provided that any such search is carried out in the presence of at least two witnesses. Any personal search will be conducted by persons of the same sex as you. Personal property includes any vehicle owned by the Company.

23.	HEALTH AND SAFETY
23.1	You should be familiar with the Company’s health and safety policy and all procedures concerning safety in emergencies including the use and operation of safety equipment and protective clothing.
23.2	A copy of the Company’s health and safety policy can be obtained from the Company upon request.
23.3	Details of any accident must be reported as soon as possible after the event.
24.	CONFIDENTIAL INFORMATION
24.1	The provisions of this clause 24 apply to you for the benefit of the Company and any Associated Employer.

24.2

You acknowledge that in the course of the employment you will have access to and be entrusted with information in respect of the business of the Company and/or any Associated Employer and the Company’s and/or any Associated Employer’s customers’ businesses, which information is or may be secret or confidential and important to the Company, any Associated Employers and the Company’s customers respectively (“Confidential Information”).

24.3	Confidential Information includes (but is not limited to):
24.3.1

trade secret or confidential or secret information concerning the business development, affairs, future plans, proposals, inventions, ideas, transactions, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, statements, rules, regulations, designs, products, machinery, manufacturing processes, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Associated Employer or any of its or their suppliers, agents, distributors, clients or customers;

24.3.2

confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and /or modifications relating to or belonging to the Company and/or any Associated Employer;

24.3.3

details of the Company’s or any Associated Employer’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

24.3.4	confidential research, report or development undertaken by or for the Company or any Associated Employer;
24.3.5	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s and/or any Associated Employer’s actual or potential clients or customers;
24.3.6	information supplied in confidence by customers, clients or any third party to which the Company or any Associated Employer owes an obligation of confidentiality;
24.3.7	lists and details of contracts with the Company’s or any Associated Employer’s actual or potential suppliers;
24.3.8	details of or information regarding the Company’s or any Associated Employer’s terms of business with customers and suppliers;
24.3.9	details of or information regarding the Company’s or other Associated Employer’s development or staffing plans;

24.3.10

information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Associated Employer for which you may from time to time provide services;

24.3.11	confidential information concerning, or details of, any competitive business pitches, and/or target details;
24.3.12	details of or information regarding the nature and origin of any goods and/or services provided, marketed or sold, obtained or brokered by the Company or any Associated Employer;
24.3.13	details of or information regarding the Company’s and/or any Associated Employer’s sales techniques, price lists, pricing policies and/or discount structures;
24.3.14	documents or information marked as confidential on its face; and/or
24.3.15

documents or information which have been given to the Company or any Associated Employer in confidence by any customer, supplier or other person and/or any documents or information which have been supplied to you in confidence or which you have been informed are confidential or which you might reasonably be aware is confidential.

24.4

You must not at any time whether during or after the termination of the employment directly or indirectly, whether on your own account or for or on behalf of any other person other than in the proper performance of your duties, with the prior written consent of the Company or as required or permitted by law:

24.4.1	divulge Confidential Information to any person;
24.4.2

use or attempt to use Confidential Information for your own purposes or for any purposes which are not the Company’s or any Associated Employer’s purposes or in any manner which may injure or cause loss either directly or indirectly to the Company or any Associated Employer or its of their business or may be likely to do so; or

24.4.3	through any failure to exercise reasonable care and diligence, cause or bring about any unauthorised disclose or any Confidential Information.
24.5	You undertake to use reasonable endeavours to prevent the disclosure of any Confidential Information and keep with complete secrecy all Confidential Information entrusted to you.
24.6

Clauses 24.4 and 24.5 do not relate to information that is or may become (other than through your breach of this clause) generally available to the public or which constitutes a protected disclosure within the meaning of section 43 A of the Employment Rights Act 1996.

24.7

You undertake to promptly disclose to the Company any information which comes into your possession which affects adversely or may affect adversely the Company, any Associated Employer or the business of the Company or any Associated Employer. Such information shall include (but shall not be limited to)-

24.7.1	the plans of any employee to leave the Company (whether alone or in concert with other employees);
24.7.2	the plans of any employee (whether alone or in concert with other employees) to join a competitor or to establish or operate a business in competition with the Company;
24.7.3	any steps taken by any employee to implement either of such plans;
24.7.4	the misuse by any employee of any Confidential Information belonging to the Company or any Associated Employer.
25.	INTELLECTUAL PROPERTY
25.1	In this clause “Client” means any client or customer (including any potential client or customer) of the Company and/or any Associated Employer.
25.2	You acknowledge that in the course of your employment and as part of your duties both prior to the date of this agreement and following the commencement of this agreement:
25.2.1

you have conceived, originated, made or acquired and may conceive, originate, make or acquire individually or with others, certain inventions processes, formulas, utility models, novel creations, ideas, discoveries, know how, trade secrets, business names, developments, writings, trade marks, service marks, designs, drawings, improvements and innovations, whether or not capable of being patented or registered in some other way; and

25.2.2

you have developed or produced and may develop or produce, individually or with others, certain works in which copyright, design right and/or database right will subsist in various media, including but not limited to electronic materials (including but not limited to software or instruction manuals), (together called “Inventions”).

25.3

You undertake to promptly following the date of this agreement disclose to the Company in writing full particulars of any Inventions created prior to the date of this agreement and you undertake to disclose to the Company in writing full particulars of any Inventions created after the date of this agreement promptly following their creation. You undertake not to use, disclose to any other person or exploit any Inventions without the Company’s prior written consent.

25.4	You acknowledge that any and all Inventions and the Intellectual Property subsisting or which may in the future subsist in any Inventions, including but not limited to any that:
25.4.1

relate or related in any manner to the business of the Company or any Associated Employer or to the Company’s or any Associated Employer’s actual or anticipated activities or to any Client or to any Client’s actual or anticipated activities; or

25.4.2	involve or involved the use of the Company’s, any Associated Employer’s or any Client’s equipment, supplies, facilities, confidential information, Intellectual Property or time,

hereby vest in or be or will, on creation, subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, vest in and be the Company’s (or if required by the Company, the relevant Client’s) exclusive property in the United Kingdom or any other part of the world as absolute beneficial owner without any payment to you for it and where the same does not automatically vest in accordance with this clause, you hereby irrevocably and unconditionally assign the same to the Company (or if required by the Company, the relevant Client).

25.5

You agree to assist the Company and, if requested by the Company, any Client in connection with any application in relation to Inventions and to prepare and execute such instruments and do all such other acts and things as may be necessary or desirable to enable the Company, the relevant Client or their respective nominees to obtain and maintain protection of any Inventions vested in the Company or the relevant Client in such parts of the world as may be specified by the Company, the relevant Client or their respective nominees and to enable the Company or the relevant Client to exploit any Inventions vested in them to the best advantage.

25.6

You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to do all such acts and things and to sign all such deeds and documents and to use your name for the purpose of giving the Company, any relevant Client or their respective nominees the full benefit of this clause 25. You agree that, as evidence to any person, a certificate signed by the Company or by any duly authorised employee that any act or thing or deed or document falls within the authority hereby conferred by this clause 25.6 will be conclusive evidence that this is the case.

25.7

You agree that any and all Inventions disclosed by you to any person, published or described in a patent or registered design application or registered trade mark or service mark application filed by you (alone or jointly) or on your behalf within 12 months after the termination of this agreement will be presumed to have been conceived, made, developed or produced by you in the course of the employment unless proved by you to have been conceived, made, developed or produced by you after the termination of this agreement.

25.8

You irrevocably and unconditionally waive any and all rights which you may have which are or have been conferred on you by Chapter IV of Part 1 of the Copyright, Designs and Patents Act 1988 headed “Moral Rights” and by any other laws of a similar or equivalent nature in any of the countries of the world.

25.9

Where an injunction restraining use or exploitation by the Company or any Client of any invention is, in the opinion of the Company’s legal advisers, likely to be granted by a court to a third party, you must do all such acts and things either to render them noninfringing without affecting any of your other duties and obligations under this agreement or shall obtain a licence from the third party, at the Company’s reasonable expense which is preapproved by the Board, granting the Company or the Client as the case may be the right to continue using them.

25.10

You must not knowingly do, permit or suffer to be done any act or thing or omit to do any act or thing which might jeopardize or prejudice any of the rights conferred on or vested in the Company or any Client by virtue of this clause or any document signed executed and delivered pursuant to this clause or which might invalidate or prejudice any application made by the Company or any Client for a patent, registered design, copyright, design right or other similar right in any part of the world.

25.11

Your obligations under this clause 25 shall continue to apply after the termination of the employment (whether terminated lawfully or not). Each of these obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others are unenforceable to any extent.

26.	GRIEVANCE PROCEDURE
26.1	If you have a grievance relating to the employment, this should be raised initially with your Manager. You may be required to put any such grievance in writing.
26.2	Your Manager or another appropriate person will consider the grievance and will notify you of its decision.
26.3	The grievance procedure in the Employee Handbook shall not apply to the employment.
27.	DISCIPLINARY PROCEDURE
27.1

The Company’s Disciplinary Procedure can be found in the Handbook. The Disciplinary Procedure may be varied, disapplied, removed, added to or supplemented by the Company at any time in its sole and absolute discretion and shall not have contractual effect.

28.	TERMINATION
28.1

Without prejudice to any other term of this agreement providing for earlier termination (including clauses 28.2, 28.3, 28.5 or 28.6), the employment may be terminated by either you or the Company giving to the other not less than 6 months’ prior written notice (the “Six Month Notice Period”).  To avoid doubt, if your employment is terminated as specified in clauses 28.2, 28.3, 28.5 or 28.6, the Six Month Notice Period shall not be required.

28.2

You may terminate your employment with Good Reason as described in this clause 28, but not at any other time, and provided that you have first provided written notice of such reason to the Company no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days from the date of the Company’s receipt of such notice to cure the deficiency. Upon such cure by the Company or if no such written notice has been provided by you in accordance with this clause, “Good Reason” shall be deemed not to exist for purposes of the Agreement.  “Good Reason” shall mean the occurrence of either of the following events without your consent: (a) a material breach of the Agreement by the Company; or (b) a material reduction in your responsibility, authority, or duties relative to your responsibility, authority or duties as outlined in this Agreement;

28.3

The Company may (without prejudice to and in addition to any other remedy) forthwith terminate the employment for “Cause” without any prior notice or payment in lieu thereof if, in the opinion of the Company, it appears that you:

28.3.1	are guilty of gross misconduct;
28.3.2	have committed any act of fraud or dishonesty;
28.3.3

have committed any act, which in the opinion of the Company, constitutes a breach (or may have been calculated by you to constitute a breach) of the relationship of trust and confidence between the Company by you;

28.3.4

have misconducted yourself during or outside the course of the employment in a manner, which in the opinion of the Company, brings the Company and/or any Associated Employer into disrepute or otherwise harms or has the potential to harm the interests of the Company and/or any Associated Employer or its or their business(es), including (without prejudice to the generality of foregoing), any conduct in respect of which disciplinary and/or corrective proceedings and/or measures are brought or implemented (or might be brought or implemented) by any public body, regulatory authority or society that is relevant to the Company and/or any Associated Employer and/or the employment;

28.3.5	have committed any, serious and/or any repeated, breach of or failure to observe, any of the terms, conditions or stipulations contained in this agreement;
28.3.6	are guilty of serious and/or any repeated negligence or incompetence;
28.3.7

have committed any breach of any of the rules, regulations, codes of practice, recommendations and/or requirements of any public body, regulatory authority or society that is relevant to the Company and/or any Associated Employer and/or the employment;

28.3.8

have knowingly provided any misleading or inaccurate information to any public body, regulatory authority or society that is relevant to the Company and/or any Associated Employer and/or the employment;

28.3.9

do not possess, have lost or do not obtain any certificate, approval, authorisation, permission, visa, registration, security clearance or any other item that is granted by any third party (included but not limited to any public body, regulatory authority or society) that is necessary or desirable for you to possess for the performance of your duties hereunder;

28.3.10	have become bankrupt or applied for a receiving order or have a receiving order made against you or have entered into any arrangement or composition with your creditors;
28.3.11	have been prohibited by law from acting as a director of any company;
28.3.12	have become of unsound mind or a patient within the meaning of any United Kingdom statute relating to mental health; and/or
28.3.13

have been convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed), and any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

28.4

Upon the termination of this agreement under clause 28.3, you shall be paid your salary accrued to the date of termination, together with any entitlement to be paid for accrued but untaken holiday and statutory holidays at the date of termination but you shall not be entitled to any other payment or compensation whatsoever in respect of such termination.

28.5

If you are terminated by the Company without Cause or you resign with Good Reason, in either case within twenty four (24) months after a Change of Control as defined below (the “Change in Control Period”):

28.5.1

the Company shall pay to you the amounts required under clause 28.4 and a lump sum payment equal to (A) twelve (12) months of your final Base Salary (B) an amount equal to twelve (12) months of your target annual performance bonus in accordance with clause 11.1 and (C) an amount equal to twelve (12) months of the Company’s cost of providing medical and dental benefits to you if these benefits were elected by you as of the date of termination, which lump sum payment ((A through C)) shall be paid to you within sixty (60) days after the date of termination, subject to clause 40; and

28.5.2	you shall fully vest in all of your unvested equity of the Company granted on or after March 3, 2017.
28.5.3

the lump sum payment ((A) through (C) of clause 28.5.1) shall be conditioned upon execution and non-revocation by you of a Release Agreement, which the Company shall present to you and which you shall sign and shall become irrevocable within the time periods required by the Release Agreement but in no event later than thirty (30) days after the date of termination.

28.5.4	For the purposes of this clause 28.5, a “Change of Control” shall occur if.
28.5.4.1

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule

12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

28.5.4.2

the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

28.6	If you are terminated by the Company without Cause or you resign with Good Reason, in either case at any time other than during the Change in Control Period,
28.6.1

the Company shall pay to you the amounts required under clause 28.4 and (A) twelve (12) months of your final Base Salary and (B) an amount equal to twelve (12) months of the Company’s cost of providing medical and dental benefits to you if these benefits were elected by you as of the date of termination, which payments ((A and B)) shall be paid to you in installments on the Company regular payroll dates applicable to your position, beginning within sixty (60) days after the date of termination,

28.6.2

the payments described in (A) and (B) of clause 28.6.1 shall be conditioned upon execution and non-revocation by you of a Release Agreement, which the Company shall present to you and which you shall sign and shall become irrevocable within the time period required by the Release Agreement but in no event later than thirty (30) days after the date of termination.

28.6.3	To avoid doubt, notwithstanding anything in this Agreement to the contrary, under no circumstance shall you be entitled to payments under both clauses 28.5 and 28.6.
28.7	On the termination of the employment for any reason and howsoever arising:
28.7.1

you shall at the request of the Company, resign from all offices held by you, if any, in or as the representative or nominee of the Company or any Associated Employer, including but not limited to any appointment as director or company secretary of the same; and

28.7.2

you shall, without payment, transfer to the company, or as the Company may otherwise direct, any qualifying shares held by you on behalf of or as the representative or nominee of the Company or any Associated Employer, and you hereby, irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or act and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 28.7.

28.8

After the termination of the employment under this agreement, you shall, on request, render such assistance and perform such tasks and functions as the Company may reasonably require for its business to assist the Company (to deal properly, efficiently and cost-effectively with any matters in connection with the affairs of the Company and/or any Associated Employer and in respect of which you have particular knowledge and expertise by reason of the employment. You shall be entitled to be paid a reasonable fee (not exceeding your base salary pro-rata on termination of this employment) and to be reimbursed all reasonable out of pocket expenses properly incurred in rendering such assistance and performing such tasks and functions.

29.	PAYMENT IN LIEU OF NOTICE
29.1

Where notice is served by the Company or you to terminate the employment or if either you or the Company otherwise purports to terminate the employment, the Company may in its sole and absolute discretion elect to terminate the employment at any time and with immediate effect by:

29.1.1	notifying you that the Company is exercising its right under this agreement to make a payment in lieu of notice; and
29.1.2	within 28 days of the notification referred to in clause 29.1.1 above, making to you a payment in lieu of notice in accordance with clause 29.2 below (the “Payment In Lieu of Notice”).

Provided that, for the avoidance of doubt but without limiting the foregoing, the Company shall not be required to make any Payment in Lieu of Notice in connection with any termination by the Company under clauses 28.5 or 28.6.

29.2

When making a payment in lieu of notice pursuant to clause 29.1 above, or otherwise, the Company may make a payment equivalent to your basic salary (as at the date of the termination) only for the whole of the notice period (or, if applicable, its remainder):

29.2.1	in a lump sum; or
29.2.2

in instalments over the period until the expiry, if it had been served (in full or at all), of the notice period, and, in each case, such payments will be subject to income tax and national insurance contributions.

29.3

The Company will not be deemed to have made an election to pay in lieu of notice unless written notice to that effect is given to you in accordance with clause 29.1.1. For the avoidance of doubt, the Company’s right to elect to make a payment in lieu of notice does not give you any right to receive one.

30.	SUSPENSION, CHANGE OF DUTIES AND GARDEN LEAVE
30.1

The Company may suspend all or any of your duties and powers or assign you such alternative duties as the Company may in its sole and absolute discretion deem appropriate for such periods and on such terms as it considers expedient in its sole and absolute discretion:

30.1.1	during any period in which the Company is carrying out an investigation into any alleged acts or defaults by you;
30.1.2

in circumstances where it is suspected that you are in breach of any legal or regulatory requirement, including but not limited to any such requirements imposed by any public body, regulatory authority or society that is relevant to the Company and/or any Associated Employer and/or the employment and/or any stock exchange on which the Company’s or any Associated Employer’s shares are traded, and during any such period, you shall continue to receive your salary and contractual benefits.

30.2

At any stage during your notice period or if you seek to or indicate an intention to resign as an employee of the Company or any Associated Employer or to terminate the employment without notice the Company may, in its sole and absolute discretion (without any requirement to give a reason):-

30.2.1	alter your duties to such other duties as the Company may determine in its sole and absolute discretion, including but not limited to non-client facing duties; or
30.2.2	instruct you to remain away from work on garden leave (“Garden Leave”).
30.3	During any period of Garden Leave;
30.3.1	You may be excluded from all or any premises of the Company or any Associated Employer;

30.3.2	you must be available for work but the Company is not obliged to provide you with any work and may require you to perform different duties and/or tasks from your normal duties;
30.3.3	the Company shall be entitled to require you to perform work at home in relation to matters of which you have knowledge or which fall within your competence;
30.3.4

you will be entitled to receive your salary and any contractual benefits under this agreement, excluding any bonus of any nature, which you will not be entitled to in respect of any period of Garden Leave;

30.3.5

you may not, without the prior written consent of the Company, contact or attempt to contact any client, customer, prospective client or customer, agent, professional adviser, employee, consultant, supplier or broker of the Company or any Associated Employer;

30.3.6	you will not be permitted to work for any other organisation or on your own behalf without the Company’s prior written consent;
30.3.7

you shall keep the Company informed of your whereabouts (except in any period taken as holiday) so that you can be called upon to perform any appropriate duties as requested by the Company (and if required to provide the Company with a contact telephone number and email address for this purpose);

30.3.8	you shall refer to the Company immediately any communications in whatever form received by you from any client or customer or prospective client or customer of the Company or any Associated Employer;
30.3.9

you must take any accrued and accruing holiday (and any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave) and this clause 30.3.9 is notice to you pursuant to Regulation 15(3) of the Working Time Regulations 1998 that holiday is to be taken during this period;

30.3.10

you may be required to return to the Company ail documents and items of property which belong to the Company or any Associated Employer (including but not limited to those which contain or refer to any Confidential Information (as defined in clause 24)) and which are in your possession or under your power or control;

30.3.11

you must immediately on request resign as a director, secretary or from any other appointment held in or on behalf of the Company or any Associated Employer without claim for compensation for loss of office (and in the event of your failure to do so the Company is hereby irrevocably appointed to appoint some person in your name and on your behalf to sign and deliver such resignation(s) to the Company);

30.3.12	all other terms and conditions of the employment (both express and implied) will remain in full force and effect; and

30.3.13	you will continue to owe the Company a duty of fidelity and good faith and, if applicable, duties as a fiduciary, in full and to the same extent as existed prior to the Garden Leave period.
31.	RECONSTRUCTION

If the employment is terminated by reason of the Company’s liquidation for the purposes of an amalgamation or reconstruction and you are offered work by any person resulting from such amalgamation or reconstruction on terms no less favourable than the terms of this agreement you will have no claim against the Company in respect of the termination of the employment.

32.	DEDUCTIONS

You hereby irrevocably agree that the Company may at any time deduct any sum you owe to the Company or any Associated Employer (including without limitation any overpayment of salary or other benefits) from any sum the Company owes to you.

33.	COMPANY DOCUMENTS

All notes, memoranda, records, lists of customers and suppliers and employees, papers, documents, correspondence, writings, accounts, designs, price lists, specifications, Company letterhead paper, stationary, computer software, computer programmes, computer operating systems, computers, laptop computers, table computers, mobile phones, PDAs, smart phones, portable devices, material and all information recorded on magnetic tape or disc or otherwise recorded or stored for reproduction whether by mechanical or electronic means including any copy which is from time to time in your possession or control and which relates to the Company or any Associated Employer will be and remain at all times the property of the Company or any Associated Employer (as the case may be). Upon the termination of the employment, or at any other time as requested by the Company, you must return all such items and information in your possession or under your control and will provide to the Company on request a statement that you have complied with these requirements.

34.	POST TERMINATION COVENANTS
34.1	For the purpose of this clause 34 the following expressions have the following meanings respectively¬
34.1.1	“Confidential Information” has the meaning given to that expression in clause 24;
34.1.2

“Customer” means any person, company or other entity who or which at any time in the 12 months immediately preceding the Termination Date was a customer or client of the Company or any Associated Employer and:

34.1.2.1	with whom or which, during such period you had business dealings in the course of the employment; or
34.1.2.2	in relation to whom or which, you, by reason of the employment, are in possession of any trade secrets or Confidential Information;

34.1.3

“Prospective Customer” means any person, company or other entity with whom or which at any time in the 12 months immediately preceding the Termination Date the Company or any Associated Employer shall have had negotiations or discussions for the supply or provision of goods and/or services supplied and/or provided by the Company or any Associated Employer, and:

34.1.3.1	with whom or which, during such period you had business dealings during the course of those negotiations or discussions; or
34.1.3.2	in relation to whom or which, you, by reason of the employment, are in possession of any trade secrets or Confidential Information;
34.1.4	“Relevant Person” means any person who at any time in the 12 months immediately preceding the Termination Date was employed or engaged by the Company or any Associated Employer:
34.1.4.1	as a vice president, officer, director, and/or senior manager;
34.1.4.2	who has acquired influence over any Customers and/or Prospective Customers by reason of being or having been employed or engaged by the Company and/or any Associated Employer; and/or
34.1.4.3

who is in possession of any trade secrets or Confidential Information relating to the business of the Company or any Associated Employer or relating to any Customer and/or Prospective Customer by reason of being or having been employed or engaged by the Company and/or any Associated Employer;

and with whom you had dealings at any time in the 12 months immediately preceding the Termination Date;

34.1.5

“Restricted Business” means the business of the Company and the business of any Associated Employer (and in each case, any parts thereof) with which you were materially concerned and/or for which you were responsible, in each case at any time during the 12 months immediately preceding the Termination Date;

34.1.6	“Restricted Period” means:
34.1.6.1	in the case of clause 34.2.1 to 34.2.9 the period of 12 months following the Termination Date, less any period of time spent by you on Garden Leave;
34.1.6.2	in the case of clause 34.2.10, the whole of the period following the Termination Date;

34.1.7

“Supplier” means any person, company or other entity who or which at any time in the 12 months immediately preceding the Termination Date was a supplier of goods and/or services to the Company or any Associated Employer, and:

34.1.7.1	with whom or which, during such period you had business dealings in the course of the employment; or
34.1.7.2	in relation to whom or which, you, by reason of the employment with the Company, are in possession of any trade secrets or Confidential Information; and
34.1.8	“Termination Date” means the date of termination of the employment, howsoever arising.
34.2

You hereby undertake with the Company (for itself and as trustee and agent for each Associated Employer) that you will not without the prior written consent of the Company for the relevant Restricted Period, whether on your own account, or for, with or through any other person company or other entity, directly or indirectly:

34.2.1

carry on or be employed, engaged, interested or concerned in any capacity in any trade or business or occupation whatsoever which is or might reasonably be considered to be in competition with the Restricted Business;

34.2.2	in competition with the Restricted Business solicit, interfere with or entice away or endeavour to solicit, interfere with or entice away any Customer;
34.2.3	in competition with the Restricted Business solicit, interfere with or entice away or endeavour to solicit, interfere with or entice away any Prospective Customer;
34.2.4	in competition with the Restricted Business have business dealings with any Customer;
34.2.5	in competition with the Restricted Business have business dealings with any Prospective Customer;
34.2.6

solicit or induce or endeavour to solicit or induce any Relevant Person to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

34.2.7	employ or otherwise engage in any business in competition with the Restricted Business any Relevant Person;
34.2.8	encourage or cause or endeavour to encourage or cause any Supplier to cease providing goods and/or services to the Company or any Associated Employer;
34.2.9	encourage or cause or endeavour to encourage or cause any Supplier to materially alter the terms of its business with the Company or any Associated Employer; and/or

34.2.10	use or permit to be used any trade or service name or get-up used in the Company and/or any Associated Employer or any other name likely to be confused with such name and/or get-up.
34.3

While the restrictions in this clause 34 (on which you have had the opportunity to take independent legal advice, as you hereby acknowledge) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restriction (including the definitions contained in clause 34.1), by itself, or taken together with the others, is found to be void but would be valid if some part of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and effective.

34.4

The parties agree that the restrictions set out in this clause 34 shall be separate and severable and enforceable as such. If any restriction is determined as being unenforceable in whole or in part for any reason, that shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

34.5

You hereby agree and undertake that you will upon receipt of any request from the Company to do so, enter into equivalent restrictions to those contained within this clause 34 directly with any Associated Employer with which you may be involved from time to time.

34.6

The Company may by notice to you at any time reduce in whole or in part the scope and/or duration of any of the restrictions set out in this agreement to such extent as the Company may in its sole and absolute discretion determine and thereupon such restrictions shall apply as modified by such notice.

34.7	The benefit of each restriction set out in this agreement shall be enforceable by the Company and any Associated Employer.
34.8

You undertake immediately to draw these restrictions to the attention of any person for or with whom you commence employment or work at any time during the period to which each restriction applies. For this purpose, the phrase “commences employment or work” includes entering into discussions or negotiations that are likely or intended to result in such commencement.

35.	DATA PROTECTION
35.1

You consent to the Company or any Associated Employer holding and processing personal data as defined in the Data Protection Act 1998 (the “DPA”) concerning you in order to properly fulfil its obligations to you under this agreement and as otherwise required or permitted by law in relation to your employment in accordance with the DPA. Such processing shall principally be for legal, personnel, administrative and payroll purposes.

35.2

You accept and acknowledge that, if required at any time to work on behalf of the Company or any Associated Employer overseas, the Company may need to pass personal data concerning you to the person, firm or company with whom you are working anywhere in the world and you hereby expressly consent to the Company doing so.

35.3	You further consent to the Company and any Associated Employer processing any sensitive personal data (as defined in the DPA) relating to you, including, as appropriate:
35.3.1

information about your physical or mental health or condition in order to monitor sick leave and take decisions as to fitness for work (including any medical report made by a medical practitioner nominated by the Company pursuant to clause 21);

35.3.2	your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and
35.3.3	information relating to any criminal proceedings in which you may have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
35.4

You acknowledge that the Company and any Associated Employer may make any information to which clause 35 relates available to individuals or companies who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you are employed.

36.	MISREPRESENTATION

You must not at any time make any untrue statement in relation to the Company and, in particular, must not after the termination or expiration of the employment represent to any person that you remain employed by or connected with the Company.

37.	PROVISIONS OPERATING AFTER TERMINATION OR EXPIRATION
37.1

The termination or expiration of the employment will not affect any provision of this agreement that operates or has effect or is expressed to operate or have effect after termination or expiration whether the employment is terminated or expires lawfully and fairly or otherwise.

37.2	No changes to this agreement will be effective unless made in writing and signed by the parties or on their behalf by any properly authorised person.
38.	INVALIDITY OR UNENFORCEABILITY

The parties agree that each of the clauses and sub-clauses of this agreement shall be separate and severable and enforceable as such. The complete or partial invalidity or unenforceability of any provision of this agreement for any purpose will in no way affect the validity or enforceability of such provision for any other purpose or of the remaining provisions of this agreement.

39.	SUPPLEMENTAL TERMS
39.1	Each Associated Employer and any of their agents may enforce the terms of this agreement directly against you pursuant to the Contracts (Rights of Third Parties) Act 1999.

39.2	Save as provided in clause 39.1 above, no term of this agreement shall be enforceable by any person who is not a party to it either under the Contracts (Rights of Third Parties) Act 1999 or otherwise.
39.3	There is no current requirement for you to work outside the United Kingdom for any consecutive period in excess of one month.
40.	Limitation on Payments.
40.1

In the event that the post-termination payments and other benefits provided for in the Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) but for this clause, would be subject to the excise tax imposed by Section 4999 of the Code, then your post-termination payments benefits will be either: (a) delivered in full, or delivered as to such lesser extent which would result in no portion of such post-termination payments or other post-termination benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis, of the greatest amount of post-termination payments or benefits, notwithstanding that all or some portion of such post-termination payments or benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such post-termination payments or benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (i) reduction of the post-termination payments under clause 28.5; (ii) reduction of other cash payments, if any; (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall you have any discretion with respect to the ordering of payment reductions.

40.2

Unless the Company and you otherwise agree in writing, any determination required under this clause will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon you and the Company. For purposes of making the calculations required by this clause, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this clause.

41.	CHOICE OF LAW AND SUBMISSION TO JURISDICTION

This agreement will be governed by and construed in accordance with English law. The parties agree to submit to the exclusive jurisdiction of the English courts in relation to any claim or matter arising under this agreement.

IN WITNESS whereof this agreement has been executed as a deed by the parties on the date stated above.

SIGNED as a DEED by

Limited

acting by

Director

/s/ Alicia Secor

in the presence of:

Witness’ Signature:

/s/ Pamela Isaacson

Witness’ Name:

Pamela Isaacson

Witness’ Address:

81 Westminster Ave

Roxbury, MA 02119

EXECUTED AS A DEED by sign here /s/ Nikin Patel in the presence of /s/ Helen Bloore Witness sign here Helen Bloore Witness print name 21 Stanley Street Ilkeston Derbyshire, DE75FX Witness address

ACTIVE/89680849.14